MUELLER WATER PRODUCTS REPORTS 2023 SECOND QUARTER RESULTS

Increased Net Sales 7.2 percent to $332.9 million
Delivered Net Income and Adjusted Net Income per Diluted Share of $0.14

ATLANTA, May 8, 2023 - Mueller Water Products, Inc. (NYSE: MWA) announced financial results for its fiscal 2023 second quarter ended March 31, 2023.
In the second quarter of 2023, the Company:
•Increased net sales 7.2 percent to $332.9 million as compared with $310.5 million in the prior year quarter
•Generated operating income of $32.9 million as compared with $34.2 million in the prior year quarter and adjusted operating income of $33.6 million as compared with $34.8 million in the prior year quarter, resulting in an adjusted operating margin of 10.1 percent as compared with 11.2 percent in the prior year quarter
•Reported net income of $21.3 million as compared with $23.6 million in the prior year quarter and adjusted net income of $21.8 million as compared with $24.1 million in the prior year quarter
•Reported net income and adjusted net income per diluted share of $0.14 as compared with net income and adjusted net income per diluted share of $0.15 in the prior year quarter
•Generated adjusted EBITDA of $48.1 million as compared with $50.6 million in the prior year quarter, resulting in an adjusted EBITDA margin of 14.4 percent as compared with 16.3 percent in the prior year quarter
“I am encouraged by our team’s performance this quarter as we increased consolidated net sales 7.2 percent compared with the prior year and sequentially improved our adjusted EBITDA margin by 40 basis points. Our second quarter results benefited from a strong performance at Water Management Solutions and past pricing actions across most product lines, which again more than offset ongoing inflationary pressures. We continued to make progress on our operational initiatives, including ramping up our new brass foundry,” said Scott Hall, President and Chief Executive Officer of Mueller Water Products.

“We are reiterating our annual guidance for 2023 consolidated net sales and adjusted EBITDA growth, as we manage the evolving external environment. We continue to anticipate that higher pricing will drive top line growth this year as our channel partners manage their inventory and order levels to reflect shorter lead times and lower new residential construction demand. Additionally, operational improvements are expected to drive a sequential improvement in adjusted EBITDA margins in the second half of the year.

“We are increasingly confident in the future benefits from the federal infrastructure bill’s incremental funding for new water infrastructure projects. We are also confident that our growth strategies, capital investments and operational initiatives will deliver both further net sales growth and a return to pre-pandemic margins in 2025.

“We published our third ESG Report highlighting our key initiatives and continued progress on our targets and commitments. We continued to drive down operational emissions and achieved our initial emissions target significantly ahead of plan. Our broad portfolio of products and services helps customers reduce non-revenue water, extend pipe life and provide life-saving fire protection. As we strive to become a sustainability leader in our industry, we are committed to providing intelligent products and services that help cities and municipalities repair and replace their aging infrastructures, increase the resiliency of their distribution networks and respond to water-related climate impacts,” Hall concluded.

Consolidated Results
Net sales for the 2023 second quarter increased $22.4 million, or 7.2 percent, to $332.9 million as compared with $310.5 million in the prior year quarter. This increase was due to higher pricing across most product lines in both segments, which was partially offset by a decrease in volumes in certain product lines.
Operating income decreased $1.3 million, or 3.8 percent to $32.9 million for the 2023 second quarter as compared with $34.2 million in the prior year quarter. Benefits from higher pricing were more than offset by the decrease in volumes, higher costs associated with inflation, unfavorable manufacturing performance and higher SG&A expenses.
During the quarter, the Company incurred $0.7 million of strategic reorganization and other charges that have been excluded from adjusted results.
Adjusted operating income decreased $1.2 million, or 3.4 percent, to $33.6 million for the quarter as compared with $34.8 million in the prior year quarter.
Adjusted EBITDA of $48.1 million decreased $2.5 million, or 4.9 percent, as compared with $50.6 million in the prior year quarter. Adjusted EBITDA margin was 14.4 percent for the 2023 second quarter as compared with 16.3 percent in the prior year quarter.
Segment Results
Water Flow Solutions
Net sales for the 2023 second quarter decreased $26.7 million, or 14.5 percent, to $157.2 million as compared with $183.9 million in the prior year quarter. This decrease was primarily due to lower volumes in our iron gate valve and service brass products, partially offset by higher pricing across most product lines and volume growth in specialty valve products.
Operating income and adjusted operating income were each $15.2 million for the quarter. Adjusted operating income decreased $20.2 million, or 57.1 percent, compared with the prior year quarter. Benefits from higher pricing were more than offset by lower volumes, unfavorable manufacturing performance and higher costs associated with inflation.
Adjusted EBITDA of $23.0 million decreased $19.9 million, or 46.4 percent, as compared with $42.9 million in the prior year quarter. Adjusted EBITDA margin was 14.6 percent as compared with 23.3 percent in the prior year quarter.
Water Management Solutions

Net sales for the 2023 second quarter increased $49.1 million, or 38.8 percent, to $175.7 million as compared with $126.6 million in the prior year quarter. This increase was due to higher volumes, primarily in hydrant and water application products, as well as increased pricing across most product lines.
Operating income and adjusted operating income for the quarter were $31.7 million and $31.9 million, respectively. Adjusted operating income increased $20.1 million, or 170.3 percent, as compared with $11.8 million in the prior year quarter. Benefits from higher pricing and increased volumes more than offset higher costs associated with inflation, higher SG&A expenses and unfavorable manufacturing performance.
Adjusted EBITDA of $39.6 million increased $20.5 million, or 107.3 percent, as compared with $19.1 million in the prior year quarter. Adjusted EBITDA margin was 22.5 percent as compared with 15.1 percent in the prior year quarter.
Interest Expense, Net
Interest expense, net, for the 2023 second quarter declined to $3.9 million as compared with $4.5 million in the prior year quarter primarily as a result of higher interest income.
Income Taxes
Income tax expense for the 2023 second quarter was $6.7 million, or 23.9 percent of income before tax. Income tax expense in the prior year quarter was $7.1 million, or 23.1 percent of income before tax.
Cash Flow and Balance Sheet
Net cash used in operating activities for the six-month period was $22.2 million as compared with net cash provided by operating activities of $0.8 million in the prior year. The decrease was primarily driven by higher accounts payable turnover, partially offset by an increase in collected receivables.
The Company invested $10.6 million in capital expenditures during the second quarter as compared with $15.0 million in the prior year quarter. For the six-month period, the Company invested $20.5 million in capital expenditures as compared with $26.0 million invested in the prior year.
Free cash flow (defined as net cash (used in) provided by operating activities less capital expenditures) for the six-month period was $(42.7) million as compared with free cash flow of $(25.2) million in the comparable prior year period, primarily due to the decrease in net cash provided by operating activities previously mentioned.
As of March 31, 2023, Mueller Water Products had $447.5 million of total debt outstanding and $89.2 million of cash and cash equivalents, resulting in a debt leverage ratio of 2.4 times and net debt leverage ratio of 1.9 times. There are no maturities on our debt financings until June 2029, and the Company’s 4.0 percent Senior Notes have no financial maintenance covenants. Based on March 31, 2023, data, the Company had approximately $162.5 million of excess availability under its ABL Agreement, bringing its total liquidity to $251.7 million.
Full-Year Fiscal 2023 Outlook
The Company is reiterating its outlook for full-year 2023 net sales and adjusted EBITDA growth, which anticipates that consolidated net sales will increase between 6 percent and 8 percent as compared with the prior year, and adjusted EBITDA will increase between 10 percent and 14 percent as compared with the prior year. This outlook considers pension expense other than service in 2023 of approximately $3.8 million compared with a benefit of $3.9 million in the prior year. Adjusted operating income, which excludes the impact of pension expense (benefit) other than service, is expected to increase more than 20 percent compared with the prior year. The Company expects free cash flow to increase as compared with 2022 as a result of improved cash flow from operations, with free cash flow as a percentage of adjusted net income between 30 percent and 50 percent.
This guidance takes into account our backlog at the end of the second quarter, anticipated benefits from higher pricing, current end market expectations, and the continued challenges associated with manufacturing performance, higher inflation, and supply chain disruptions.
The Company’s expectations for certain financial metrics for the full-year fiscal 2023 are as follows:
•Total SG&A expenses between $255 million and $265 million
•Net interest expense between $16 million and $17 million
•Effective income tax rate between 23 percent and 25 percent
•Depreciation and amortization between $61 million and $63 million
•Capital expenditures between $60 million and $70 million
Conference Call Webcast
Mueller Water Products’ quarterly earnings conference call will take place Tuesday, May 9, 2023, at 9 a.m. ET. Members of Mueller Water Products’ leadership team will discuss the Company’s recent financial performance and respond to questions from financial analysts. A live webcast of the call will be available on the Investor Relations section of the Company’s website. Please go to the website (www.muellerwaterproducts.com) at least 15 minutes prior to the start of the call to register, and to download and install any necessary software. A replay of the call will be available for 30 days and can be accessed by dialing 1-800-839-1117. An archive of the webcast will also be available for at least 90 days on the Investor Relations section of the Company’s website.
Use of Non-GAAP Measures
In an effort to provide investors with additional information regarding the Company’s results as determined by accounting principles generally accepted in the United States (“GAAP”), the Company also provides non-GAAP information that management believes is useful to investors. These non-GAAP measures have limitations as analytical tools, and securities analysts, investors and other interested parties should not consider any of these non-GAAP measures in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.
The Company presents adjusted net income, adjusted net income per diluted share, adjusted operating income, adjusted operating margin, adjusted EBITDA and adjusted EBITDA margin as performance measures because management uses these measures to evaluate the Company’s underlying performance on a consistent basis across periods and to make decisions about operational strategies. Management also believes these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company’s recurring performance.
The Company presents net debt and net debt leverage as performance measures because management uses them to evaluate its capital management and financial position, and the investment community commonly uses them as measures of indebtedness. The Company presents free cash flow to assist management and investors in analyzing the Company’s ability to generate liquidity from its operating activities.
The calculations of these non-GAAP measures and reconciliations to GAAP results are included as an attachment to this press release, which has been posted online at www.muellerwaterproducts.com. The Company does not reconcile forward-looking non-GAAP measures to the comparable GAAP measures, as permitted by Regulation S-K, as certain items, e.g., expenses related to corporate development activities, transactions, pension expenses/(benefits) and corporate restructuring, may have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted without unreasonable efforts. Additionally, such reconciliation would imply a degree of precision and certainty regarding relevant items that may be confusing to investors. Such items could have a substantial impact on GAAP measures of the Company's financial performance.
Forward-Looking Statements
This press release contains certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements that address activities, events or developments that the Company intends, expects, plans, projects, believes or anticipates will or may occur in the future are forward-looking statements, including, without limitation, statements regarding outlooks, projections, forecasts, expectations, commitments, trend descriptions and the ability to capitalize on trends, value creation, Board and committee composition plans, long-term strategies and the execution or acceleration thereof, operational improvements, the benefits of capital investments, financial or operating performance including improving sales growth and driving increased margins, capital allocation and growth strategy plans, the Company’s product portfolio positioning and the demand for the Company’s products. Forward-looking statements are based on certain assumptions and assessments made by the Company in light of the Company’s experience and perception of historical trends, current conditions and expected future developments.
Actual results and the timing of events may differ materially from those contemplated by the forward-looking statements due to a number of factors, without limitation, including the future impact of the COVID-19 pandemic on the Company’s operations and results, including effects on the financial health of customers (including collections); logistical challenges and supply chain disruptions, geopolitical conditions, or other events; an inability to realize the anticipated benefits from our operational initiatives, including our large capital investments in Chattanooga and Kimball, Tennessee, and Decatur, Illinois, plant closures, and our reorganization and related strategic realignment activities; an inability to attract or retain a skilled and diverse workforce, increased competition related to the workforce and labor markets; an inability to protect the Company’s information systems against service interruption, misappropriation of data or breaches of security; failure to comply with personal data protection and privacy laws; cyclical and changing demand in core markets such as municipal spending, residential construction, and natural gas distribution; government monetary or fiscal policies; the impact of adverse weather conditions; the impact of manufacturing and product performance; the impact of wage, commodity and materials price inflation; foreign exchange rate fluctuations; the impact of warranty claims; an inability to successfully resolve significant legal proceedings or government investigations; compliance with environmental, trade and anti-corruption laws and regulations; climate change and legal or regulatory responses thereto; changing regulatory, trade and tariff conditions; the failure to integrate and/or realize any of the anticipated benefits of recent acquisitions or divestitures; an inability to achieve some or all of our Environmental, Social, and Governance goals; and other factors that are described in the section entitled “RISK FACTORS” in Item 1A of the Company’s most recent Annual Report on Form 10-K and later filings on Form 10-Q, as applicable.
Forward-looking statements do not guarantee future performance and are only as of the date they are made. The Company undertakes no duty to update its forward-looking statements except as required by law. Undue reliance should not be placed on any forward-looking statements. You are advised to review any further disclosures the Company makes on related subjects in subsequent Forms 10-K, 10-Q, 8-K and other reports filed with the U.S. Securities and Exchange Commission.
About Mueller Water Products, Inc.
Mueller Water Products, Inc. is a leading manufacturer and marketer of products and services used in the transmission, distribution and measurement of water in North America. Our broad product and service portfolio includes engineered valves, fire hydrants, pipe connection and repair products, metering products, leak detection, pipe condition assessment, pressure management products, and software technology that provides critical water system data. We help municipalities increase operational efficiencies, improve customer service and prioritize capital spending, demonstrating why Mueller Water Products is Where Intelligence Meets Infrastructure®. Visit us at www.muellerwaterproducts.com.
Mueller refers to one or more of Mueller Water Products, Inc. (MWP), a Delaware corporation, and its subsidiaries. MWP and each of its subsidiaries are legally separate and independent entities when providing products and services. MWP does not provide products or services to third parties. MWP and each of its subsidiaries are liable only for their own acts and omissions and not those of each other. Mueller brands include Mueller®, Echologics®, Hydro Gate®, Hydro-Guard®, HYMAX®, i2O®, Jones®, Krausz®, Mi.Net®, Milliken®, Pratt®, Pratt Industrial®, SentryxTM, Singer®, and U.S. Pipe Valve & Hydrant. Please see muellerwp.com/brands to learn more.
Investor Relations Contact: Whit Kincaid
770-206-4116
wkincaid@muellerwp.com

Media Contact: Robin Keegan
404-206-4152
rkeegan@muellerwp.com

###

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31,	September 30,
	2023	2022
	(in millions, except share amounts)
Assets:
Cash and cash equivalents	$89.2	$146.5
Receivables, net of allowance for credit losses of $6.3 million and $5.6 million	229.3	228.0
Inventories, net	321.8	278.7
Other current assets	29.3	26.8
Total current assets	669.6	680.0
Property, plant and equipment, net	304.9	301.6
Intangible assets, net	348.8	361.2
Goodwill	99.0	98.6
Other noncurrent assets	54.8	56.7
Total assets	$1,477.1	$1,498.1

Liabilities and stockholders’ equity:
Current portion of long-term debt	$0.9	$0.8
Accounts payable	103.7	122.8
Other current liabilities	86.7	117.4
Total current liabilities	191.3	241.0
Long-term debt	446.6	446.1
Deferred income taxes	86.8	86.3
Other noncurrent liabilities	51.5	55.4
Total liabilities	776.2	828.8

Commitments and contingencies

Common stock: 600,000,000 shares authorized; 156,366,647 and 155,844,138 shares outstanding at March 31, 2023, and September 30, 2022, respectively	1.6	1.6
Additional paid-in capital	1,264.3	1,279.6
Accumulated deficit	(523.5)	(567.3)
Accumulated other comprehensive loss	(41.5)	(44.6)
Total stockholders’ equity	700.9	669.3
Total liabilities and stockholders’ equity	$1,477.1	$1,498.1

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended		Six months ended
	March 31,		March 31,
	2023	2022	2023	2022
	(in millions, except per share amounts)
Net sales	$332.9	$310.5	$647.7	$582.8
Cost of sales	235.1	217.7	456.7	402.4
Gross profit	97.8	92.8	191.0	180.4
Operating expenses:
Selling, general and administrative	64.2	58.0	127.1	114.3
Strategic reorganization and other charges (benefits)	0.7	0.6	(3.0)	3.0
Total operating expenses	64.9	58.6	124.1	117.3
Operating income	32.9	34.2	66.9	63.1
Pension expense (benefit) other than service	1.0	(1.0)	1.9	(2.0)
Interest expense, net	3.9	4.5	7.6	8.8
Income before income taxes	28.0	30.7	57.4	56.3
Income tax expense	6.7	7.1	13.6	13.3
Net income	$21.3	$23.6	$43.8	$43.0

Net income per basic share	$0.14	$0.15	$0.28	$0.27

Net income per diluted share	$0.14	$0.15	$0.28	$0.27

Weighted average shares outstanding:
Basic	156.3	156.9	157.9	157.6
Diluted	156.9	157.5	158.5	158.4

Dividends declared per share	$0.061	$0.058	$0.122	$0.116

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six months ended
	March 31,
	2023	2022
	(in millions)
Operating activities:
Net income	$43.8	$43.0
Adjustments to reconcile net income to net cash (used in) provided by operating activities, net of acquisition:
Depreciation	16.3	16.0
Amortization	14.0	14.0
Gain on sale of assets	(3.7)	—
Stock-based compensation	4.2	4.4
Pension net periodic cost (benefit)	2.2	(1.3)
Deferred income taxes	0.1	6.1
Inventory reserves provision	1.7	3.3
Other, net	0.6	0.5
Changes in assets and liabilities, net of acquisition:
Receivables, net	(0.9)	(9.7)
Inventories	(44.5)	(47.5)
Other assets	(1.9)	(2.4)
Accounts payable	(19.3)	15.8
Other current liabilities	(30.9)	(36.0)
Other noncurrent liabilities	(3.9)	(5.4)
Net cash (used in) provided by operating activities	(22.2)	0.8
Investing activities:
Capital expenditures	(20.5)	(26.0)
Acquisition purchase price adjustment	—	0.2
Proceeds from sales of assets	5.1	—
Net cash used in investing activities	(15.4)	(25.8)
Financing activities:
Dividends paid	(19.0)	(18.3)
Common stock repurchased under buyback program	—	(20.0)
Employee taxes related to stock-based compensation	(1.5)	(1.8)
Common stock issued	1.0	1.1
Payments for finance lease obligations	(0.6)	(0.1)
Net cash used in financing activities	(20.1)	(39.1)
Effect of currency exchange rate changes on cash	0.4	0.7
Net change in cash and cash equivalents	(57.3)	(63.4)
Cash and cash equivalents at beginning of period	146.5	227.5
Cash and cash equivalents at end of period	$89.2	$164.1

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Three months ended March 31, 2023
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$157.2	$175.7	$—	$332.9

Gross profit	$37.2	$60.6	$—	$97.8
Selling, general and administrative expenses	22.0	28.7	13.5	64.2
Strategic reorganization and other charges (1)	—	0.2	0.5	0.7
Operating income (loss)	$15.2	$31.7	$(14.0)	$32.9

Operating margin	9.7%	18.0%		9.9%

Capital expenditures	$7.8	$2.8	$—	$10.6

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$21.3
Strategic reorganization and other charges				0.7
Income tax expense of adjusting items				(0.2)
Adjusted net income				$21.8

Weighted average diluted shares outstanding				156.9

Adjusted net income per diluted share				$0.14

Net income				$21.3
Income tax expense (2)				6.7
Interest expense, net (2)				3.9
Pension expense other than service (2)				1.0
Operating income (loss)	$15.2	$31.7	$(14.0)	32.9
Strategic reorganization and other charges	—	0.2	0.5	0.7
Adjusted operating income (loss)	15.2	31.9	(13.5)	33.6
Pension expense other than service	—	—	(1.0)	(1.0)
Depreciation and amortization	7.8	7.7	—	15.5
Adjusted EBITDA	$23.0	$39.6	$(14.5)	$48.1

Adjusted operating margin	9.7%	18.2%		10.1%
Adjusted EBITDA margin	14.6%	22.5%		14.4%

Adjusted EBITDA	$23.0	$39.6	$(14.5)	$48.1
Three prior quarters’ adjusted EBITDA	105.6	72.2	(37.2)	140.6
Trailing twelve months’ adjusted EBITDA	$128.6	$111.8	$(51.7)	$188.7

Reconciliation of net debt to total debt (end of period):
Current portion of long-term debt				$0.9
Long-term debt				446.6
Total debt				447.5
Less cash and cash equivalents				89.2
Net debt				$358.3

Net debt leverage (net debt divided by trailing twelve months’ adjusted EBITDA)				1.9x

Reconciliation of free cash flow to net cash used in operating activities:
Net cash used in operating activities				$(15.7)
Less capital expenditures				(10.6)
Free cash flow				$(26.3)

(1) Strategic reorganization and other charges includes severance and certain transaction-related expenses.
(2) The Company does not allocate interest, income taxes or pension amounts other than service to its segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Three months ended March 31, 2022
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$183.9	$126.6	$—	$310.5

Gross profit	$57.0	$35.8	$—	$92.8
Selling, general and administrative expenses	21.6	24.0	12.4	58.0
Strategic reorganization and other charges (1)	—	0.1	0.5	0.6
Operating income (loss)	$35.4	$11.7	$(12.9)	$34.2

Operating margin	19.2%	9.2%		11.0%

Capital expenditures	$12.1	$2.9	$—	$15.0

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$23.6
Strategic reorganization and other charges				0.6
Income tax expense of adjusting items				(0.1)
Adjusted net income				$24.1

Weighted average diluted shares outstanding				157.5

Adjusted net income per diluted share				$0.15

Net income				$23.6
Income tax expense (2)				7.1
Interest expense, net (2)				4.5
Pension benefit other than service (2)				(1.0)
Operating income (loss)	$35.4	$11.7	$(12.9)	34.2
Strategic reorganization and other charges	—	0.1	0.5	0.6
Adjusted operating income (loss)	35.4	11.8	(12.4)	34.8
Pension benefit other than service	—	—	1.0	1.0
Depreciation and amortization	7.5	7.3	—	14.8
Adjusted EBITDA	$42.9	$19.1	$(11.4)	$50.6

Adjusted operating margin	19.2%	9.3%		11.2%
Adjusted EBITDA margin	23.3%	15.1%		16.3%

Adjusted EBITDA	$42.9	$19.1	$(11.4)	$50.6
Three prior quarters’ adjusted EBITDA	122.4	69.0	(35.7)	155.7
Trailing twelve months’ adjusted EBITDA	$165.3	$88.1	$(47.1)	$206.3

Reconciliation of net debt to total debt (end of period):
Current portion of long-term debt				$1.0
Long-term debt				446.1
Total debt				447.1
Less cash and cash equivalents				164.1
Net debt				$283.0

Net debt leverage (net debt divided by trailing twelve months’ adjusted EBITDA)				1.4x

Reconciliation of free cash flow to net cash used in operating activities:
Net cash used in operating activities				$(19.0)
Less capital expenditures				(15.0)
Free cash flow				$(34.0)

(1) Strategic reorganization and other charges includes restructuring expenses associated with the closure of our facilities in Aurora, Illinois, and Surrey, British Columbia, Canada.
(2) The Company does not allocate interest, income taxes or pension amounts other than service to its segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Six months ended March 31, 2023
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$322.8	$324.9	$—	$647.7

Gross profit	$83.8	$107.2	$—	$191.0
Selling, general and administrative expenses	44.4	55.7	27.0	127.1
Strategic reorganization and other charges (benefits) (1)	—	0.2	(3.2)	(3.0)
Operating income (loss)	$39.4	$51.3	$(23.8)	$66.9

Operating margin	12.2%	15.8%		10.3%

Capital expenditures	$15.6	$4.9	$—	$20.5

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$43.8
Strategic reorganization and other charges (benefits)				(3.0)
Income tax expense of adjusting items				0.7
Adjusted net income				$41.5

Weighted average diluted shares outstanding				158.5

Adjusted net income per diluted share				$0.26

Net income				$43.8
Income tax expense (2)				13.6
Interest expense, net (2)				7.6
Pension expense other than service (2)				1.9
Operating income (loss)	$39.4	$51.3	$(23.8)	66.9
Strategic reorganization and other charges	—	0.2	(3.2)	(3.0)
Adjusted operating income (loss)	39.4	51.5	(27.0)	63.9
Pension benefit other than service	—	—	(1.9)	(1.9)
Depreciation and amortization	15.5	14.7	0.1	30.3
Adjusted EBITDA	$54.9	$66.2	$(28.8)	$92.3

Adjusted operating margin	12.2%	15.9%		9.9%
Adjusted EBITDA margin	17.0%	20.4%		14.3%

Reconciliation of free cash flow to net cash used in operating activities:
Net cash used in operating activities				$(22.2)
Less capital expenditures				(20.5)
Free cash flow				$(42.7)

(1) Strategic reorganization and other benefits relates primarily to a gain from the sale of the Aurora, Illinois facility, partially offset by certain transaction-related expenses.
(2) The Company does not allocate interest, income taxes or pension amounts other than service to its segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Six months ended March 31, 2022
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$338.8	$244.0	$—	$582.8

Gross profit	$109.1	$71.3	$—	$180.4
Selling, general and administrative expenses	42.4	48.0	23.9	114.3
Strategic reorganization and other charges (1)	—	0.1	2.9	3.0
Operating income (loss)	$66.7	$23.2	$(26.8)	$63.1

Operating margin	19.7%	9.5%		10.8%

Capital expenditures	$21.5	$4.5	$—	$26.0

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$43.0
Strategic reorganization and other charges				3.0
Income tax expense of adjusting items				(0.7)
Adjusted net income				$45.3

Weighted average diluted shares outstanding				158.4

Adjusted net income per diluted share				$0.29

Net income				$43.0
Income tax expense (2)				13.3
Interest expense, net (2)				8.8
Pension benefit other than service (2)				(2.0)
Operating income (loss)	$66.7	$23.2	$(26.8)	63.1
Strategic reorganization and other charges	—	0.1	2.9	3.0
Adjusted operating income (loss)	66.7	23.3	(23.9)	66.1
Pension benefit other than service	—	—	2.0	2.0
Depreciation and amortization	14.9	15.0	0.1	30.0
Adjusted EBITDA	$81.6	$38.3	$(21.8)	$98.1

Adjusted operating margin	19.7%	9.5%		11.3%
Adjusted EBITDA margin	24.1%	15.7%		16.8%

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$0.8
Less capital expenditures				(26.0)
Free cash flow				$(25.2)

(1) Strategic reorganization and other charges includes expenses associated with the Albertville tragedy and restructuring activities.
(2) The Company does not allocate interest, income taxes or pension amounts other than service to its segments.